Exhibit 99.1

FiscalNote Announces Fourth Quarter and Full Year 2023 Financial Results; Exceeds Adjusted EBITDA Expectations

Divests Board.Org Community Engagement Platform for Total Consideration of

up to $103 Million

$95 Million Cash Consideration Enables Repayment of Senior Debt and Enhances Balance Sheet

Enters the Year with Simplified Product Strategy for Continued Growth and
Adjusted EBITDA Profitability

Special Committee and Strategic Review Ongoing

WASHINGTON, D. C. – Tuesday, March 12, 2024 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a leading AI-driven enterprise SaaS technology provider of global policy and market intelligence, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.

The Company’s financial results demonstrate FiscalNote’s strong fundamentals including revenue growth of 17% year-over-year in 2023, high gross margins, a diversified blue chip customer base and positive adjusted EBITDA of approximately $3 million(1) in the fourth quarter of 2023. The results also underscore the Company's leadership in delivering AI-enabled policy and market information that empowers organizations to mitigate risk and navigate their businesses in an increasingly complex global regulatory and geopolitical environment.

Fourth Quarter 2023 Financial Highlights

●
Revenue increased 9% to $34.3 million, within the Company's guidance range provided in November 2023. This compares to revenue of $31.4 million and non-GAAP adjusted revenue of $31.5(1) million in the fourth quarter of 2022.
●
Gross profit was $22.9 million representing 67% gross margin, and non-GAAP adjusted gross profit was $28.3 million(1) representing 83% non-GAAP adjusted gross margin.(1)
●
GAAP net loss of $51.0 million.
●
Adjusted EBITDA of $3.0 million(1), above the Company’s guidance range announced in November 2023 of approximately $2.5 million. This is an increase of 157% or $8.2 million year-over-year compared to an adjusted EBITDA loss of $5.2 million(1) in the fourth quarter of 2022.
●
Cash and cash equivalents (inclusive of short-term investments) of $24.4 million as of December 31, 2023, with approximately $15 million in cash added to the balance sheet on March 11, 2024 in connection with the divestiture of Board.org.

The Company also announced today the divestiture of Board.org, a non-core product offering for up to $103 million total consideration of which $95 million is cash consideration, subject to customary adjustments. Acquired by FiscalNote in 2021 for $10 million in cash and $4.3 million in convertible securities ($14.3 million in total consideration), the divestiture by FiscalNote represents a 9.5x cash-on-cash (125% IRR) return for FiscalNote in less than three years. The total consideration represents approximately a 7x revenue multiple based on 2023 ARR.

Board.org operated as an independent product offering of FiscalNote, and represented approximately 10% of FiscalNote’s 2023 GAAP revenue. The divestiture of Board.org provides FiscalNote with a bolstered capital structure, and a focused product portfolio in its core policy and global intelligence businesses, and furthers the Company’s ability to build upon its decade-long leadership and innovation in AI-enabled intelligence solutions.

With this divestiture, the Company added approximately $15 million in cash to its balance sheet and used $65.7 million of proceeds to repay senior debt. The Company also amended its Credit Agreement with its senior lenders to, among other matters, extend principal repayments a full year to August 2026. The Company had approximately $45 million of cash as of March 11, 2024 upon the closing of these transactions and after the payment of related fees and expenses. Details of sources and uses related to the proceeds can be found in the Company's Investor Presentation dated March 12 which can be found on the Company’s investor relations website.

Fourth Quarter 2023 Operational Metrics

●
Run-Rate Revenue(2) increased 10% to $140 million as of December 31, 2023 in-line with previous guidance and inclusive of Dragonfly which was acquired in 2023. Organic Run-Rate Revenue(2)(3) increased to $130 million as of year end, a 4% increase on a pro forma basis.
●
Annual Recurring Revenue(2) ("ARR") rose 11% to $126 million at December 31, 2023 inclusive of Dragonfly which was acquired in 2023. Organic ARR(2)(3) was $119 million as of December 31, 2023, representing 6% growth on a pro forma basis.
●
Quarterly Net Revenue Retention(2) was 99% in the fourth quarter.

Full Year 2023 Financial Highlights

•
Revenue increased 17% to $132.6 million. This compares to GAAP revenue of $113.8 million and non-GAAP adjusted revenue of $115.7(1) million in 2022. Subscription revenue, which comprises approximately 90% of total revenue, grew 18% year-over-year of which 9% was on an organic basis.
•
Gross profit was $92.4 million representing 70% gross margin, and non-GAAP adjusted gross profit was $108.3 million(1) representing 82% non-GAAP adjusted gross margin.(1)
•
GAAP net loss of $115.5 million. GAAP net loss for the year contains approximately $72.8 million of net non-cash items as detailed in the reconciliation of Adjusted EBITDA to GAAP net loss provided below.
•
Adjusted EBITDA(1) loss of $7.5 million. This marks an increase of 69% or $17 million year-over-year compared to an Adjusted EBITDA loss of $24.5 million(1) in 2022. In the second half of 2023, the Company achieved its Adjusted EBITDA profitability goal one quarter ahead of plan, exceeding both initial Company-provided and market expectations.

2023 Operational Highlights

During 2023, FiscalNote continued to execute successfully on its strategy to lead its sector in global policy and market intelligence with several operational and business achievements, including:

•
Signed large, six-figure new logos or expanded relationships with leading U.S. and global brand leaders, including a world-leading search technology company, a U.S. auto manufacturer, a global energy company, a Japanese financial institution, a multinational pharmaceutical and chemical company and a brand-leading food and beverage company.
●
Secured new public sector contract wins, expansions, and renewals of major departments and agencies across executive, legislative, and judicial branches of the U.S. Government - as well as international public sector institutions - solidifying the Company’s role as an essential partner to the world’s most important and influential decision makers.
●
Expanded relationships and secured new agreements with some of the largest and most prominent trade associations, non-profits, and advocacy organizations.
●
Executed its cost reduction plan to align its operations and drive approximately $25 million annualized expense improvement.
●
Grew its European business year-over-year, bringing its European revenue to approximately 15% of total.
●
Selected by OpenAI to collaborate as their only inaugural launch partner in the legal, political, and regulatory space for its ChatGPT Plug-in and secured similar partnerships with Bard (now Gemini) by Google and Microsoft Bing.
●
Expanded its global policy and analysis coverage to include China’s national-level and provincial-level legislative and regulatory policy developments. The Company’s Global Policy Dashboard now covers more than 80 countries.
●
Expanded its EUIT capabilities to provide stakeholder coverage and data for all 705 members of the European Parliament, as well as generate automated AI-powered meeting transcripts for all EU Parliament meetings.
●
Established a new partnership with Peraton - the world’s leading mission capability integrator for national security solutions.
●
Completed the acquisition of Dragonfly, a provider of geopolitical and security intelligence delivered through a SaaS-based, proprietary Security Intelligence and Analysis Service (SIAS) subscription platform and API — used by nearly half of the top 30 companies in the FTSE-500, and by the world’s top banks.

●
Launched a series of new innovative AI products, including:
○
FiscalNote Risk Connector, a new, internally-developed risk intelligence solution that harnesses the power of the Company’s data and AI capabilities to reveal operational, relational, and reputational risk for enterprises and government organizations.
○
FiscalNote GPT, the first proprietary platform incorporating generative AI and large language model (LLM) capabilities customized for legislative, regulatory, and policy workflows.
○
FiscalNote AI CoPilots, a series of GPT-enabled verticalized solutions that FiscalNote will develop for policy and risk management professionals to facilitate the day-to-day work of creating legislation, advocacy outreach, constituent communications, regulatory responses, and global risk analysis using the power of large language models, FiscalNote’s trusted industry leading policy and geopolitical data, and customers’ data, all in a seamless workflow.
●
Obtained its 13th U.S. patent, and received three additional AI-related patents in Korea, to expand its total global patent portfolio to 17.
●
Celebrated the 10 year anniversary of its founding in 2013, and its one year anniversary as a publicly traded company, by ringing the Opening Bell at the New York Stock Exchange.
●
Secured multiple awards recognizing the Company’s SaaS leadership, innovation and customer excellence:
○
Reed Award for Best Advocacy Technology Platform (FiscalNote’s VoterVoice)
○
Stevie Award for International Business (FiscalNote)
○
Stevie Award for Sales and Customer Service (FiscalNote)
○
Tim Hwang, Chairman, CEO, and Co-founder of FiscalNote, was named an Entrepreneur of the Year 2023 Mid-Atlantic Award winner by Ernst & Young US.

“Over the past 12-18 months we have been focused on driving Adjusted EBITDA profitability and rationalizing our cost structure. Now, as we pivot our focus to accelerating growth, we are transforming and simplifying our organization by aligning our sales teams, streamlining our product portfolio and optimizing our capital structure. Most importantly, we are driving new levels of innovation, combining AI and human intelligence to provide the data, intelligence, analysis, and workflows that our customers need to navigate and take action within the large and complex global political and regulatory environment,” said Tim Hwang, Chairman, CEO, and Co-founder, FiscalNote. “With an enhanced balance sheet and a simplified product portfolio, we are well positioned to drive ongoing profitability in 2024 and accelerate growth in 2025 and beyond.”

Outlook

Board.org contributed approximately $14 million of revenue and approximately $5 million of EBITDA in 2023. In addition to the divestiture of Board.org, the Company announced that it will sunset several non-core, smaller products to provide a more focused product portfolio and to position the company for ongoing profitability growth. The divestiture of Board.org, combined with the sunset products total approximately $17 million of annualized revenue in 2023 that the Company does not expect to reoccur after March 11, 2024.

FiscalNote provided guidance for the full year 2024 reflecting the divestiture of Board.org and the discontinuation of sunset products as noted above.

•
GAAP revenue of $123 to $127 million
•
Total Run-Rate Revenue(2) of $126 to $134 million
•
Positive Adjusted EBITDA(1)(4) of $7 to $9 million

FiscalNote provided guidance for the first quarter of 2024 as follows:

•
GAAP revenue of approximately $31 million
•
Adjusted EBITDA(1)(4) of approximately $1 million, reflecting seasonal expenses in Q1 that do not reoccur in subsequent quarters during the year.

The Company expects to return to double digit growth rates in 2025 as the Company re-allocates sales and product resources to high performing offerings and as it realizes the benefits of its recent product and organizational initiatives including changes to sales coverage models for enhanced cross-sell, upsell and retention; further scaling of new products; and accelerated product development.

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below. Information regarding our key performance indicators is included below under “Key Performance Indicators.”

Strategic Review

Following the announcement of the Board’s formation of a Special Committee in November and receipt of inbound interest, the Board and the Committee along with their advisors continue to review the Company's ongoing plans and evaluate all strategic value-maximizing options available to the Company. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company has not set a timetable for completion of the review and does not intend to disclose developments or provide updates on the progress or status of the review unless and until it deems further disclosure is appropriate or required.

As previously announced, Centerview Partners LLC and Skadden, Arps, Slate, Meagher & Flom LLP have been retained as independent advisors to the Special Committee.

Quarterly Conference Call

FiscalNote will host a conference call today, Tuesday, March 12, 2024, at 10:00 a.m. Eastern Time (U.S.) to review the Company's financial results for the fourth quarter and year ended December 31, 2023 and its outlook. To access this call, dial 1 (888) 660-6510 for the U.S. or Canada, or 1 (929) 203-0882 for callers outside the U.S. or Canada with the conference ID 1271923. A live webcast of the conference call will be accessible from the Investor Relations section of FiscalNote's website at https://investors.fiscalnote.com/, and a recording will be archived and accessible at https://investors.fiscalnote.com/. An audio replay of this conference call will also be available through March 26, 2024, by dialing 1 (800) 770-2030 for the U.S. or Canada, or 1 (609) 800-9909 for callers outside the U.S. or Canada, and entering 1271923.

(1) Non-GAAP measure. Please see "Non-GAAP Financial Measures" in this earnings release for definitions and important disclosures regarding these financial measures, including reconciliations to the most directly comparable GAAP measure.

(2) “Run-Rate Revenue,” “Annual Recurring Revenue” or “ARR”, and “Net Revenue Retention” are key performance indicators (KPIs). Please see "Key Performance Indicators" in this earnings release for the definitions and important disclosures regarding these measures.

(3) Organic Run-Rate Revenue and ARR for 2022 includes businesses acquired as of December 31, 2021, plus Aicel Technologies (for which a definitive acquisition agreement was signed as of December 31, 2021, with closing conditioned upon FiscalNote’s public listing).

(4) Because of the variability of items impacting net income and unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted adjusted EBITDA to a comparable GAAP measure.

About FiscalNote

FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, FrontierView, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves thousands of customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Contacts:

Media

Nicholas Graham

FiscalNote

press@fiscalnote.com

Investors

Sara Buda

FiscalNote

IR@fiscalnote.com

Source: FiscalNote

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include FiscalNote’s ability to effectively manage its growth; changes in FiscalNote’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans; the terms of any proposal FiscalNote may receive for a go-private transaction; the impact of the previous announcement of the formation of the Special Committee and review of a potential go-private transaction on FiscalNote’s business and its ability to implement any such transaction; FiscalNote’s future capital requirements; demand for FiscalNote’s services and the drivers of that demand; FiscalNote’s ability to provide highly useful, reliable, secure and innovative products and services to its customers; FiscalNote’s ability to attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth; FiscalNote’s ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses; risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions; FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services;  FiscalNote’s estimated total addressable market and other industry and performance projections; FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration; potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers; FiscalNote’s ability to obtain and maintain accurate, comprehensive, or reliable data to support its products and services; FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services; FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services; competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote; FiscalNote’s ability to protect and maintain its brands; FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries; FiscalNote’s ability to retain or recruit key personnel; FiscalNote’s ability to effectively maintain and grow its research and development team and conduct research and development; FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts; adverse general economic and market conditions reducing spending on our products and services; the outcome of any known and unknown litigation and regulatory proceedings; FiscalNote’s ability to successfully establish and maintain public company-quality internal control over financial reporting; and the ability to adequately protect FiscalNote’s intellectual property rights.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Subscription	$31,096	$27,336	$119,082	$100,522
Advisory, advertising, and other	3,169	4,113	13,563	13,243
Total revenues	34,265	31,449	132,645	113,765
Operating expenses: (1)
Cost of revenues	11,388	8,356	40,251	31,937
Research and development	4,016	5,298	18,186	20,736
Sales and marketing	10,500	10,956	45,722	42,678
Editorial	4,336	4,716	17,869	15,956
General and administrative	16,737	18,266	65,550	77,801
Amortization of intangible assets	2,895	2,633	11,509	10,451
Impairment of goodwill and long-lived assets	26,227	-	32,064	-
Transaction (gains) costs, net	(1,905)	1,138	(767)	2,395
Total operating expenses	74,194	51,363	230,384	201,954
Operating loss	(39,929)	(19,914)	(97,739)	(88,189)

Interest expense, net	8,087	6,069	29,940	95,741
Change in fair value of financial instruments	2,867	5,777	(15,983)	(12,747)
Gain on PPP loan upon extinguishment	-	-	-	(7,667)
Loss on debt extinguishment, net	-	-	-	45,250
Loss on settlement	-	11,700	3,474	11,700
Other (benefit) expense, net	(177)	(498)	68	1,045
Net loss before income taxes	(50,706)	(42,962)	(115,238)	(221,511)
Provision (benefit) from income taxes	42	(418)	223	(3,254)
Net loss	(50,748)	(42,544)	(115,461)	(218,257)
Other comprehensive income (loss)	1,200	1,623	163	(154)
Total comprehensive loss	$(49,548)	$(40,921)	$(115,298)	$(218,411)

Net loss	$(50,748)	$(42,544)	$(115,461)	$(218,257)
Deemed dividend	-	-	-	(26,570)
Net loss used to compute basic and diluted loss per share	$(50,748)	$(42,544)	$(115,461)	$(244,827)

Loss per share attributable to common shareholders:
Basic and Diluted	$(0.39)	$(0.32)	$(0.88)	$(3.68)
Weighted average shares used in computing loss per share attributable to common shareholders:
Basic and Diluted	129,636,869	131,086,309	131,400,109	66,513,704

(1) Amounts include stock-based compensation expenses, as follows:
	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost of revenues	$98	$45	$283	$81
Research and development	304	398	1,384	1,007
Sales and marketing	339	(66)	2,057	762
Editorial	108	43	400	603
General and administrative	7,996	6,759	22,933	35,594

FiscalNote Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except shares, and par value)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$16,451	$60,388
Restricted cash	849	835
Short-term investments	7,134	-
Accounts receivable, net	16,931	14,909
Costs capitalized to obtain revenue contracts, net	3,326	2,794
Prepaid expenses	2,593	4,315
Other current assets	2,521	2,764
Total current assets	49,805	86,005

Property and equipment, net	6,141	7,325
Capitalized software costs, net	13,372	13,946
Noncurrent costs capitalized to obtain revenue contracts, net	4,257	3,976
Operating lease assets	17,782	21,005
Goodwill	187,703	194,362
Customer relationships, net	53,917	56,348
Database, net	18,838	21,020
Other intangible assets, net	18,113	28,728
Other non-current assets	633	442
Total assets	$370,561	$433,157

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$105	$68
Accounts payable and accrued expenses	12,909	13,739
Deferred revenue, current portion	43,530	35,569
Customer deposits	3,032	3,252
Contingent liabilities from acquisitions, current portion	130	696
Operating lease liabilities, current portion	3,066	6,709
Other current liabilities	2,878	2,079
Total current liabilities	65,650	62,112

Long-term debt, net of current maturities	222,310	161,980
Deferred tax liabilities	2,178	714
Deferred revenue, net of current portion	875	918
Contingent liabilities from acquisitions, net of current portion	-	883
Operating lease liabilities, net of current portion	26,162	29,110
Public and private warrant liabilities	4,761	18,892
Other non-current liabilities	5,166	13,858
Total liabilities	327,102	288,467
Commitment and contingencies (Note 18)
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 121,679,829 and 123,125,595 issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	11	12
Class B Common stock ($0.0001 par value, 9,000,000 authorized, 8,290,921 issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	1	1
Additional paid-in capital	860,485	846,205
Accumulated other comprehensive loss	(622)	(785)
Accumulated deficit	(816,416)	(700,743)
Total stockholders' equity	43,459	144,690
Total liabilities and stockholders' equity	$370,561	$433,157

FiscalNote Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022
Operating Activities:
Net loss	$(115,461)	$(218,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,348	1,238
Amortization of intangible assets and capitalized software development costs	27,369	19,545
Amortization of deferred costs to obtain revenue contracts	3,617	2,786
Impairment of goodwill and other long-lived assets	32,064	-
Non-cash operating lease expense	3,264	6,614
Stock-based compensation	27,057	38,047
Non-cash earnout benefit	(530)	(238)
Loss on settlement	3,474	11,700
Bad debt expense	423	142
Change in fair value of acquisition contingent consideration	(2,043)	(2,121)
Change in fair value of financial instruments	(15,983)	(12,747)
Deferred income tax provision (benefit)	72	(3,076)
Paid-in-kind interest, net	6,060	10,958
Other non-cash items	32	260
Non-cash interest expense	3,919	52,044
Loss on debt extinguishment, net	-	45,250
Gain on PPP Loan forgiveness	-	(7,667)
Changes in operating assets and liabilities:
Accounts receivable, net	(287)	(3,941)
Prepaid expenses and other current assets	3,421	422
Costs capitalized to obtain revenue contracts, net	(4,443)	(4,129)
Other non-current assets	(180)	(395)
Accounts payable and accrued expenses	(6,426)	(2,113)
Deferred revenue	4,123	4,780
Customer deposits	(198)	93
Other current liabilities	269	(1,938)
Contingent liabilities from acquisitions, net of current portion	(39)	(1,567)
Lease liabilities	(6,626)	(8,589)
Other non-current liabilities	210	274
Net cash used in operating activities	(35,494)	(72,625)

Investing Activities:
Capital expenditures	(7,938)	(11,367)
Cash paid for business acquisitions, net of cash acquired	(5,010)	1,125
Purchases of short-term investments	(7,369)	-
Net cash used in investing activities	(20,317)	(10,242)

Financing Activities:
Proceeds from Business Combination	-	175,000
Issuance costs of Common Stock	-	(45,242)
Proceeds from long-term debt, net of issuance costs	11,500	166,014
Principal payments of long-term debt	(107)	(189,105)
Proceeds from exercise of public warrants	-	4,498
Proceeds from exercise of stock options and ESPP purchases	684	453
Repurchase of common stock	-	(88)
Net cash provided by financing activities	12,077	111,530

Effects of exchange rates on cash	(189)	(449)

Net change in cash, cash equivalents, and restricted cash	(43,923)	28,214
Cash, cash equivalents, and restricted cash, beginning of period	61,223	33,009
Cash, cash equivalents, and restricted cash, end of period	$17,300	$61,223

Supplemental Noncash Investing and Financing Activities:
Issuance of Class A common stock upon redemption of preferred stock	$-	$475,781
Issuance of Class A common stock and Class B common stock in connection with Business Combination	$-	$346,797
Acquisition of warrant liabilities	$-	$34,947
Accretion of preferred stock to redemption value	$-	$26,570
Issuance of common stock in connection with business acquisitions	$9,539	$8,590
Warrants issued in conjunction with long-term debt issuance	$178	$436
Issuance of Class A common stock upon exercise of public warrants	$-	$265
Fees payable to debt holders settled through increase of debt principal	$-	$100
Property and equipment purchases in accounts payable	$161	$-

Supplemental Cash Flow Activities:
Cash paid for interest	$20,679	$35,157
Cash paid for taxes	$55	$55

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with acquisition accounting. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is useful for investors as an indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. They should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein are not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin herein because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2023	2022	2023	2022
Subscription revenue	$31,096	$27,336	$119,082	$100,522
Deferred revenue adjustment	-	43	-	1,896
Adjusted subscription revenue	31,096	27,379	119,082	102,418
Advisory, advertising, and other revenue	3,169	4,113	13,563	13,243
Adjusted Revenues	$34,265	$31,492	$132,645	$115,661

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2023	2022	2023	2022
Adjusted Revenues	$34,265	$31,492	$132,645	$115,661
Costs of revenue	(11,388)	(8,356)	(40,251)	(31,937)
Amortization of intangible assets	5,407	2,430	15,861	9,094
Adjusted Gross Profit	$28,284	$25,566	$108,255	$92,818
Adjusted Gross Profit Margin	83%	81%	82%	80%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2023	2022	2023	2022
Net loss	$(50,748)	$(42,544)	$(115,461)	$(218,257)
Provision (benefit) from income taxes	42	(418)	223	(3,254)
Depreciation and amortization	8,644	5,409	28,718	20,783
Interest expense, net	8,087	6,069	29,940	95,741
EBITDA	(33,975)	(31,484)	(56,580)	(104,987)
Deferred revenue adjustment (a)	-	43	-	1,896
Stock-based compensation	8,845	7,179	27,057	38,047
Change in fair value of warrant and derivative liabilities (b)	2,867	5,778	(15,983)	(12,747)
Loss on debt extinguishment, net	-	-	-	45,250
Other non-cash (gains) charges (c)	24,295	217	29,522	(9,069)
Acquisition related costs (d)	-	178	1,391	1,181
Employee severance costs (e)	729	426	2,039	575
Non-capitalizable debt raising costs	226	-	542	403
Other infrequent costs (f)	-	-	-	20
Costs incurred related to the transaction (g)	-	743	415	2,993
Loss contingency (h)	-	11,702	4,091	11,988
Adjusted EBITDA	$2,987	$(5,218)	$(7,506)	$(24,450)
Adjusted EBITDA Margin	9%	(17)%	(6)%	(21)%
(a)
Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following for fiscal year 2023: (i) impairment of goodwill of $5,837 in the first quarter and $20,004 in the fourth quarter, (ii) impairment of other long-lived assets of $6,223 in the fourth quarter, (iii) loss of $34 in the first quarter, loss of $56 in the second quarter, gain of $147 in the third quarter, and gain of $9 in the fourth quarter from our equity method investment, (iv) charge of $2 in the first quarter, charge of $2 in the second quarter, gain of $672 in the third quarter, and gain of $1,905 in the fourth quarter from the change in fair value related to the contingent consideration and contingent compensation related to the Acquisitions; and (iv) unrealized loss of $115 in the third quarter and unrealized gain of of $18 in the fourth quarter from our investments. Reflects the non-cash impact of the following for fiscal year 2022: (i) gain of $1,320 in the first quarter, charge of $271 in the second quarter, gain of $948 in the third quarter, charge of $217 in the fourth quarter from the change in fair value related to the contingent consideration and contingent compensation related to the 2021 Acquisitions, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter, (iii) $378 impairment charge recognized in the first quarter related to the abandonment of one of our leases upon adoption of ASC 842 on January 1, 2022.
(d)
Reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs.
(e)
Severance costs associated with workforce changes related to business realignment actions
(f)
Costs incurred related to litigation we believe to be outside of our normal course of business totaling $20 in the first quarter of 2022.
(g)
Includes non-capitalizable transaction costs incurred within one year of the Business Combination.
(h)
Reflects (i) $3,474 non-cash loss contingency charge related to the settlement with GPO FN Noteholder LLC recorded in the second quarter of 2023 and $11,700 non-cash loss contingency recognized related to the previously disclosed term sheet we entered into with GPO FN Noteholder LLC recorded in the fourth quarter of December 31, 2022 and (ii) accounting and legal costs incurred associated with the settlement with GPO FN Noteholder LLC totaling $168 in the first quarter of 2023, $248 in the second quarter of 2023, $201 in the third quarter of 2023, $286 in the third quarter of 2022 and $2 in the fourth quarter of 2022.

Key Performance Indicators

We also monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on a parent account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Run-Rate Revenue

Management also monitors Run-Rate Revenue, which we define as ARR plus non-subscription revenue earned during the last 12 months. We believe Run-Rate Revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from Run-Rate Revenue at the beginning of that period, sometimes significantly.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level NRR. For our commercial clients, we calculate NRR at a parent account level. Customers from acquisitions are not included in NRR until they have been part of our consolidated results for 12 months. Accordingly, the 2022 Acquisitions are not included in our NRR for the year ended December 31, 2022. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers.